UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to SECTION 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 19, 2016
ASSOCIATED MATERIALS, LLC
(Exact name of registrant as specified in its charter)

Delaware	000-24956	75-1872487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3773 State Rd., Cuyahoga Falls, Ohio	44223
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (330) 929-1811

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

(a)	Amendment No. 3 to Amended and Restated Revolving Credit Agreement
On February 19, 2016, Associated Materials, LLC (the “Company”), Gentek Holdings, LLC and Gentek Building Products, Inc., as the U.S. borrowers, Associated Materials Canada Limited, Gentek Canada Holdings Limited and Gentek Building Products Limited Partnership, as the Canadian borrowers (each individually a “Borrower” and, collectively, the “Borrowers”), AMH New Finance, Inc. (“AMHNF”), as a U.S. guarantor, Associated Materials Incorporated (“Holdings”), UBS AG, Stamford Branch, as U.S. administrative agent and U.S. collateral agent, UBS AG Canada Branch, as Canadian administrative agent and Canadian collateral agent, Wells Fargo Capital Finance, LLC, as co-collateral agent, and the several lenders party thereto entered into Amendment No. 3 to Amended and Restated Revolving Credit Agreement (the “Amendment”), pursuant to which it amended the Borrowers’ existing Amended and Restated Revolving Credit Agreement, dated as of April 18, 2013 and as amended by Amendment No. 1, dated as of March 23, 2015 and as further amended by Amendment No. 2, dated as of December 7, 2015 (as so amended, the “Credit Agreement”).
The Amendment amended the Credit Agreement to permit, among other things:

•
for the period commencing on the effective date of the Amendment through and including April 21, 2016, for (1) a cash dominion period to commence, only if (a) excess availability is less than $10.0 million for a period of five consecutive business days or (b) an event of default under the Credit Agreement shall have occurred and be continuing and (2) the fixed charge coverage ratio to be tested, only if excess availability is less than $10.0 million for a period of five consecutive business days, and

•
for the period commencing on and including April 22, 2016 through and including May 19, 2016, for (1) a cash dominion period to commence, only if (a) excess availability is less than $7.5 million for a period of five consecutive business days or (b) an event of default under the Credit Agreement shall have occurred and be continuing and (2) the fixed charge coverage ratio to be tested, only if excess availability is less than $7.5 million for a period of five consecutive business days, and

•
for the period commencing on and including May 20, 2016 through and including June 3, 2016, for (1) a cash dominion period to commence, only if (a) excess availability is less than $10.0 million for a period of five consecutive business days or (b) an event of default under the Credit Agreement shall have occurred and be continuing and (2) the fixed charge coverage ratio to be tested, only if excess availability is less than $10.0 million for a period of five consecutive business days.

In addition, the Amendment includes a provision which reduces excess availability in certain circumstances by adding an availability block for the period commencing on the effective date of the Amendment through and including April 21, 2016 in the amount $10.0 million, commencing on and including April 22, 2016 through and including May 19, 2016 in the amount of $7.5 million, and commencing on and including May 20, 2016 through the Credit Agreement maturity date in the amount of $10.0 million. In addition, in the event all or any portion of the principal of the Sponsor Secured Note (as defined below) is repaid prior to the Credit Agreement maturity date, the availability block increases to $20.0 million.

(b)	First Lien Promissory Note
Concurrently with the Amendment, the Borrowers, AMHNF, Holdings and H&F Finco LLC, an affiliate of Hellman & Friedman, LLC, entered into a first lien promissory note in an aggregate principal amount of $27.5 million (the “Sponsor Secured Note”), $20.0 million of such aggregate principal amount the U.S. borrowers, AMHNF and Holdings are the obligors and $7.5 million of such aggregate principal the Canadian borrowers are the obligors. The Sponsor Secured Note bears interest at the LIBOR rate plus 4.25%, with a LIBOR floor of 1%, and matures at the earlier of (i) June 18, 2018 and (ii) 30 days prior to the maturity date of the Company’s 9.125% senior secured notes due 2017. Prepayment of the Sponsor Secured Note is required if (i) excess availability on the date of such payment (prior to giving effect thereto) shall be no less than $60.0 million and (ii) excess availability on the date of such payment (immediately after giving effect thereto) and the projected daily average excess availability for the thirty-day period immediately following the date of such payment shall, in each case, be no less than $32.5 million. The Sponsor Secured Note is subject to the same covenants and events of default contained in the Credit Agreement.
The loans under the Sponsor Secured Note are guaranteed by the same guarantors and to the same extent as such guarantors guarantee the obligations of the Borrowers under the Credit Agreement. The obligations of the Borrowers, AMHNF, Holdings and the guarantors under the Sponsor Secured Note are secured on a pari passu basis to the liens and assets securing the obligations under the Credit Agreement (the “ABL Shared Collateral”), subject to the applicable intercreditor agreement. Concurrently with entering into the Sponsor Secured Note, the Borrowers, AMHNF, Holdings and the guarantors under the Sponsor Secured Note entered into a revolving loan intercreditor agreement with H&F Finco LLC, as the subordinated debt representative and UBS AG, Stamford Branch and UBS AG Canada Branch, as the senior representatives which subordinates the lien of H&F Finco LLC to the lien of the senior representative and the senior lenders under the Credit Agreement in respect of the ABL Shared Collateral.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under paragraph (b) of Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSOCIATED MATERIALS, LLC

Date:	February 25, 2016	By:	/s/Scott F. Stephens
Scott F. Stephens
Executive Vice President and Chief Financial Officer